Generex Announces $115M Convertible Preferred Stock Financing; First Tranche Satisfies Emmaus Deposit

MIRAMAR, Florida, March 29, 2017 (BUSINESS WIRE) – Generex Biotechnology Corporation (OTC Pink:GNBTD) today announced that it has entered into a securities purchase agreement with an institutional investor pursuant to which such investor has agreed to purchase in a private placement (the “Private Placement”) in multiple tranches109,000 shares of the Company’s newly designed Series H Convertible Preferred Stock (the “Series H CPS”) and 6,000 shares of the Company’s newly designed Series I Convertible Preferred Stock (the “Series I CPS”) (together, the “Preferred Stock”) for an aggregate purchase price of $115,000,000 ($1,000 per share of Preferred Stock). The Preferred Stock is convertible into shares of the Company’s common stock at a conversion price of $2.50 per share (subject to adjustment under certain circumstances).

The first tranche of the Private Placement, consisting of the Company’s sale of 3,000 shares of Series H CPS for aggregate gross proceeds of $3,000,000, closed on March 28, 2017. The full amount of such proceeds has been used by the Company to pay a deposit to Emmaus Life Sciences, Inc. (“Emmaus”) in accordance with the January 16, 2017 letter of intent between the Company and Emmaus, as amended (the “Emmaus LOI”). The Company will file a registration statement with the SEC seeking to qualify the shares of common stock issuable upon conversion of the first tranche of Series H CPS for resale.

The second tranche of the Private Placement, consisting of the Company’s sale of 6,000 shares of Series I CPS for aggregate gross proceeds of $6,000,000, is scheduled to close on or before April 17, 2017. The full amount of such proceeds will be used by the Company to pay the final cash portion of the purchase price in respect of the Company’s acquisition of a controlling interest in Emmaus upon execution and delivery of formal documentation in respect of the transactions contemplated by the Emmaus LOI.

The third tranche of the Private Placement, consisting of the Company’s sale of 6,000 shares of Series H CPS for aggregate gross proceeds of $6,000,000, is scheduled to close on or before May 15, 2017. Such proceeds will be used for the Company’s general working capital needs.

The fourth tranche of the Private Placement, consisting of the Company’s sale of 25,000 shares of Series H CPS for aggregate gross proceeds of $25,000,000, is scheduled to close on or before June 30, 2017. The fifth and final tranche of the Private Placement, consisting of the Company’s sale of 75,000 shares of Series H CPS for aggregate gross proceeds of $75,000,000, is scheduled to close on or before July 31, 2017. The closing of the fourth and fifth tranches are conditional, among other things, upon approval by the Company’s stockholders of an increase in the authorized number of shares of the Company’s common stock sufficient to accommodate the issuance of common stock upon conversion of the Preferred Stock. Upon satisfaction of such condition precedent, the Company will file a registration statement with the SEC seeking to qualify the balance of common shares issuable upon conversion of the Preferred Stock for resale.

The proceeds of the fourth and fifth tranches of the Private Placement will be used by the Company to fund implementation of the Company’s business plans, including, among other things, strategic acquisitions, research and development initiatives in respect of the Company’s buccal drug delivery and immunotherapeutic platform technologies, and the Company’s working capital needs, all in accordance with an 18-month operating budget to be agreed to by the Company and the investor prior to the closing of the fourth tranche of the Private Placement on June 30, 2015.

In the event that the investor’s failure to purchase any of the Preferred Stock in any Private Placement tranche notwithstanding that the Company is ready, willing, and able to close in accordance with the securities purchase agreement, the investor will forfeit its entitlement to purchase that Preferred Stock and any Preferred Stock saleable in subsequent tranches and the Company will have no recourse against the investor in respect of such failure to purchase.

Generex President & Chief Executive Officer Joe Moscato commented: “With the consummation of this transaction, I am confident that Generex will be well capitalized into the future. The Company will be in a position to execute its acquisitions strategy, close the acquisition of a controlling interest in Emmaus Life Sciences, advance its own platform technologies, introduce and implement its plans for clinical trial and medical receivables financing initiatives, and eventually make application for an up-listing to a national stock exchange, all with an eye to creating value for our stockholders. This financing represents a staunch investor commitment to Generex, its Board, its business plans, and its stockholders.”

Andrew Greene, Esq., the Company’s Chief Operating Officer and a member of the Company’s Board of Directors, is affiliated with the investor. Mr. Greene declared this conflict of interest to the Company’s Board and recused himself from the Board’s consideration and approval of the Private Placement.

Further details in respect of the Private Placement are set forth in the Form 8-K Current Report in respect of the Private Placement filed by the Company with the SEC on March 29, 2017.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The shares of convertible preferred stock and the shares of common stock underlying the convertible preferred stock were offered privately pursuant to Regulation D under the Securities Act of 1933

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

SOURCE Generex Biotechnology Corporation

Generex Contact:

Joseph Moscato

646-599-6222

Generex Biotechnology Corporation

Todd Falls

800-391-6755

Extension 222

investor@generex.com